David A. Aronson, CPA, P.A.
17071 West Dixie Highway
Suite 301
North Miami Beach, FL 33160

September 21, 2015

United States Securities & Exchange Commission
100 F Street, NE
Washington, D.C.20549

Ladies & Gentlemen:

We have read the disclosures on the Form 8K report of Advanced Credit Technologies, Inc. dated September 21, 2015 and we are in agreement with the statements contained therein, as they pertain to our engagement and subsequent dismissal.

Very truly yours,

/s/ David A. Aronson, CPA, P.A.